SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 21, 2012

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	775 Spartan Blvd, Ste 102, P.O. Box 5627, Spartanburg, SC 29304	29304
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 585-3605

INAPPLICABLE
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.01.	Completion of Acquisition or Disposition of Assets

On August 21, 2012, Synalloy Corporation (“Synalloy”) completed the previously announced purchase of all of the outstanding shares of capital stock of Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (“Palmer”).  Palmer is a manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.  The shares were purchased from Jimmie Dean Lee, James Varner, and Steven C. O’Brate.

The purchase price for the acquisition was $25,575,000 in cash, and subject to working capital and fixed asset adjustments at closing.  The adjustments at closing increased the purchase price at closing to $28,054,467. The closing price is based on further adjustments after closing based on working capital, maintenance capital expenditure expenses over the 18-month period following closing, and the actual cost of a production expansion capital project currently underway.  Palmer shareholders will also have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; and Synalloy will have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels.

Pursuant to the Stock Purchase Agreement, Synalloy has entered into a three-year employment agreement with the current President of Palmer and a one-year employment agreement with the current Controller of Palmer.

The purchase price for the Palmer acquisition was funded through an increase in Synalloy’s current credit facility, and a new term loan, with Branch Banking and Trust Company (“BB&T”).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the Palmer acquisition discussed in Item 2.01 above, on August 21, 2012, Synalloy entered into a Credit Agreement with BB&T (the “Credit Agreement”) to increase the limit of its existing line of credit facility by $5,000,000 to a maximum of $25,000,000, and extended the maturity date to August 21, 2015.  Interest on the Credit Agreement continues to be calculated using the One Month LIBOR Rate (as defined in the Credit Agreement), plus a pre-defined spread, based on Synalloy’s Total Funded Debt to EBITDA ratio (as defined in the Credit Agreement). Borrowings under the line of credit are limited to an amount equal to a borrowing base calculation that includes eligible accounts receivable, inventories and other non-capital assets.

The Credit Agreement also provided for a ten-year term loan in the amount of $22,500,000 that requires equal monthly payments of $187,500 plus interest.  The interest rate on the term loan is LIBOR plus 2.25 percent.

Pursuant to the Credit Agreement, Synalloy was required to pledge all of its tangible and intangible properties, including the acquired capital stock of Palmer.  Covenants under the Credit Agreement include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth, and total liabilities to tangible net worth ratio. Synalloy will also be limited to a maximum amount of capital expenditures per year, which is in line with the Synalloy’s currently projected needs.  Management does not believe that these covenants and restrictions will have an adverse effect on its operations.

In conjunction with the new term loan, to mitigate the variability of the interest rate risk, Synalloy entered into a derivative/swap contract on August 21, 2012 with BB&T (the “interest rate swap”). The interest rate swap is for an initial notional amount of $22,500,000 with a fixed interest rate of 3.74 percent, and runs for ten years to August 21, 2022, which equates to the date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made. Although the swap is expected to effectively offset variable interest in the borrowing, hedge accounting will not be utilized. Therefore, changes in its fair value are being recorded in current assets or liabilities, as appropriate, with corresponding offsetting entries to interest expense.

Section 9 – Financial Statements and Exhibits
Item 9.01.	Financial Statements and Exhibits

Synalloy intends to file the financial statements and pro forma financial information required by this Item by amendment to this Form 8-K within 71 calendar days after the date on which this initial Form 8-K was required to be filed.

(c)	Exhibits
	Exhibit 2	Stock Purchase Agreement, dated as of August 10, 2012, among Jimmie Dean Lee, James Varner, Steven C. O’Brate and Synalloy Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ RICHARD D. SIERADZKI
Richard D. Sieradzki
Chief Financial Officer and Principal Accounting Officer

Dated: August 24, 2012